Exhibit 99.1

FOR IMMEDIATE RELEASE	February 11, 2007
Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Mesa, AZ
Sacramento, CA

Outside the U.S.
Manila, PH

Versar, Inc. Reports Strong Growth in Revenues and Operating
Income for the Second Quarter of Fiscal Year 2008

Springfield, VA, Monday, February 11, 2008 VERSAR, Inc. (AMEX: VSR) today announced that gross revenue for the second quarter of fiscal year 2008 ended December 28, 2007 had achieved record levels at $29,355,000, up 34% over the second quarter of fiscal year 2007 of $21,938,000.  Further, that operating income of $1,211,000 in the second quarter of fiscal year 2008 was up 56% compared to the same quarter the previous year.  Gross revenue for the first six months of fiscal year 2008 was $58,237,000 and operating income was $2,934,000 up 56% and 104%, respectively over the prior fiscal year.

Net income for the second quarter of fiscal year 2008 was $745,000, or $.08 per share.  Unlike the same quarter last year, the net income for this quarter was taxed with a largely “non-cash” accrual even though Versar does not expect to pay any federal taxes until the middle of its 2009 fiscal year.  Last year’s net income for the second quarter of fiscal 2007 was $749,000, or $0.09 per share without any tax treatment.  The impact of the non-cash tax accrual is $503,000, or $0.05 per share for the second quarter and $1,239,000, or $0.13 per share for the first six months of fiscal year 2008.

As a result, net income for the first six months of fiscal year 2008 was $1,762,000, or $0.19 per share compared to $1,355.000, or $0.16 per share, an 18% increase even after the fiscal year 2008 net income was tax effected, unlike fiscal year 2007.

All four of Versar’s business segments increased their gross revenues during the second quarter of fiscal 2008, with the Program Management and Professional Services business segments showing the greatest increases.  While down somewhat from its historic high at the end of the first quarter of fiscal year 2008, funded backlog remained strong in all four business segments, at over $74 million at the end of the second quarter of fiscal 2008.

Dr.Ted Prociv, President and CEO said, “The second quarter’s results reflect the success of our efforts to grow our business year to year.  I am pleased that each of our business segments played a part in that growth.  Our operating earnings continue to improve.  As a result of our successes we are now in a situation where we must reflect earnings as taxable.”

Dr. Prociv further stated, “We continue to invest in strengthening our marketing and program management skills to help accelerate growth on both the top and bottom lines.  I look forward to a very successful year with more good news to come.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 29, 2007.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	James Dobbs Senior Vice President Email: jdobbs@versar.com	(703) 642-6712

Investor Relations Contact:	Andrew J. Kaplan Barry Kaplan Associates 623 River Road Fair Haven, NJ 07704 Email: smallkap@aol.com	(732) 747-0702

VERSAR, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited – in thousands, except per share amounts)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006

GROSS REVENUE	$29,355	$21,938	$58,237	$44,223
Purchased services and materials, at cost	17,965	12,484	36,136	26,155
Direct costs of services and overhead	8,323	6,986	15,535	13,452
GROSS PROFIT	3,067	2,468	6,566	4,616

Selling, general and administrative expenses	1,856	1,691	3,632	3,188

OPERATING INCOME	1,211	777	2,934	1,428

OTHER EXPENSE
Interest expense (income), net	(52)	13	(116)	24
Income tax expense	518	15	1,288	49

NET INCOME	$745	$749	$1,762	$1,355

NET INCOME PER SHARE – BASIC	$0.08	$0.09	$0.20	$0.17

NET INCOME PER SHARE – DILUTED	$0.08	$0.09	$0.19	$0.16

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC	8,871	8,154	8,840	8,151

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – DILUTED	9,231	8,392	9,243	8,412